Exhibit 10.27
Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134
TEL: (408) 943-9700
FAX: (408) 943-3422
Mr. Sass Somekh
25625 Moody Road
Los Altos Hills, CA 94022
Dear Sass:
     Congratulations on your retirement as an officer of Novellus Systems, Inc. and its affiliates (“Novellus”), effective January 29, 2007. While you will continue as a part-time employee of Novellus over the next several years, it will not be at the hectic pace of the last three years.
     As you and I discussed, this is a three year, eight month contract for part-time employment. This agreement supersedes all prior agreements relating to employment, retirement or severance benefits, including, but not limited to, with respect to restricted stock awards (other than as expressly set forth below).
     You will commence part-time employment on January 30, 2007. Your primary duties are expected to include: 1) serve as the Novellus representative to the Silicon Valley Leadership Group, 2) serve as the chair of the Novellus Technical Advisory Board reviewing critical technologies for Novellus on a quarterly basis, and 3) represent Novellus on establishing stable energy initiatives such as a follow on to this year’s CEO Summit. You will be given a local office and light administrative support. Your part-time employment will terminate September 30, 2010. You will be paid per the table below for your part-time employment in bi-weekly installments less applicable tax withholdings in accordance with the company’s payroll cycle.

Total Part-Time Annual
Year	Salary
2007	$46,875
2008	$31,250
2009	$12,500
2010	$9,375
Total	$100,000

     Your unvested stock options and restricted stock grants as listed in Attachment A will continue to vest while employed at Novellus; provided, however, that you hereby agree that Grant PO21817 shall be immediately forfeited to the company and be of no further force or effect. Once your employment ends with Novellus, you have 90 days to exercise your vested stock options.

December 20, 2006

     So long as you remain employed by Novellus, you are eligible to continue your health benefits as an employee. Novellus will continue to pay the normal contributions of your medical, dental, vision, life and long-term disability insurance coverage and a portion for your dependents during this three year and nine month term. Your pre-tax payroll deductions for your share in the cost of dependent coverage must continue in order to maintain coverage for them.
     Life insurance benefits amount to twice an employee’s annual salary. Your part-time annual salary has been set in the table on the previous page. The insurance benefit payable to your beneficiary based on this table will be $93,750 the first year, $62,500 the second year, $25,000 the third year and $18,750 the last year of the contract. After the termination of your employment, you will be entitled to convert this group life insurance coverage to an individual policy. Upon the termination of your employment, you and your spouse will also receive medical, dental and vision coverage for a period of six months through COBRA benefits, which Novellus will pay directly to the vendor until you turn age 65 on March 31, 2011.
     The foregoing sets forth all compensation and benefits you will receive during the three year and eight month term of employment. You understand that, absent written modification of this agreement by both you and an authorized representative of Novellus, no other employment or retirement benefits will be provided to you.
     Your employment under this agreement may be terminated by you at any time or by Novellus upon good cause or your breach of this agreement. The term “good cause” is defined under the California Labor Code and herein as a willful breach of duty, including the duties of loyalty and good faith set forth below, habitual neglect of duty, or an incapacity to perform.
     You represent and warrant that while you remain employed by Novellus, you shall not, without the prior written consent of Novellus, either (i) undertake or perform any work (whether as an employee or independent contractor or in any other capacity) for or on behalf of a competitor or potential competitor of Novellus or supplier to Novellus; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities hereunder or create a conflict of interest with your Novellus employment. In addition, you agree to notify Novellus promptly in the event you accept employment with any third party, and you hereby acknowledge and agree that Novellus may elect to terminate your employment under this agreement without good cause as a result.
     You acknowledge and agree that during your employment with Novellus you shall not, directly or indirectly, (i) divert or attempt to divert from Novellus any business of any kind in which it is engaged as of the date of this agreement; (ii) employ or recommend for employment any person employed by Novellus; or (iii) engage in any business activity that is competitive with Novellus in any location where Novellus conducts its business. In addition to the above restrictions on noncompetitive activity during the term of your employment, and regardless of whether any use of confidential information is involved, you agree that, without Novellus’ prior consent, prior to September 30, 2010 you shall not, directly or indirectly, (i) solicit any customer of Novellus known to you to have been a customer with respect to products or services

December 20, 2006

competitive with products or services offered by Novellus; or (ii) solicit for employment any person employed by Novellus.
     You agree to make full and complete written disclosure to Novellus of any intention to provide services to a third party, which creates a conflict of interest or otherwise disadvantages Novellus, prior to commencement of any work for a third party. You agree that such disclosure and Novellus’ consent are necessary to ensure that you do not, directly or indirectly, disclose to any third parties information that is confidential or proprietary to Novellus. In the event you fail to disclose, or Novellus withholds consent, and Novellus determines that you have undertaken or performed work, which creates a conflict of interest or otherwise disadvantages Novellus, Novellus will be entitled to terminate your employment. The termination of your employment will trigger the immediate cessation of your salary and other support described above and the termination provisions of the medical and dental coverage plan shall apply.
     It has been enjoyable working with you these past three years. You have made enormous contributions to Novellus that will always be appreciated. You have had a lasting effect on Novellus and the people with whom you have worked and we look forward to continuing to work with you in the future.

Sincerely, NOVELLUS SYSTEMS, INC.
/s/ Richard S. Hill
Richard S. Hill
Chairman and CEO

I agree to the terms set forth herein.
/s/ Sass Somekh
Sass Somekh 12-20-06

Cc:	Novellus Board of Directors
Novellus Human Resources Department